                                                               Exhibit (a)(5)(J)

                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE WESTERN DISTRICT OF TEXAS
                                AUSTIN DIVISION

JERRY KRIM,                      )
                                 )       Civil Action No. A-00-CA-776-55
                    Plaintiff,   )
vs.                              )
                                 )
PCORDER.COM,INC.; TRILOGY        )
SOFTWARE,INC. ROSS A. COOLEY;    )
JOSEPH A. LIEMANDT; ROBERT W.    )
STEARNS; LINWOOD A. LACY, JR     )
and PETER J. BARRIS,             )
                                 )
                    Defendants.  )


                        AMENDED CLASS ACTION COMPLAINT
                 FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

     Plaintiff, by his undersigned attorneys, individually and on behalf of the Class described below, upon information and belief, based upon inter alia the
                                                               ----------
investigation of counsel, which includes, among other things, a review of public announcements made by Defendants, Securities and Exchange Commission ("SEC") filings made by Defendants, and press releases, except as to the paragraph applicable to the named Plaintiff which is alleged upon personal knowledge, brings this Complaint (the "Complaint") against Defendants named herein, and alleges as follows:

                               SUMMARY OF ACTION
                               -----------------

     1. This action is a securities class action against PCORDER.COM, INC., TRILOGY SOFTWARE, INC., ROSS A. COOLEY; JOSEPH A. LIEMANDT; ROBERT W. STEARNS; LINWOOD A. LACY, JR and PETER J. BARRIS, hereinafter referred to as "Defendants" and certain of the Company's executive officers, alleging that statements regarding PCOrder.Com. ("PCO" or the "Company"), as contained in certain of PCO's SEC filings including two Registration Statements and Prospectuses and Tender Offer materials filed by

Trilogy Software, Inc. in connection with an acquisition of PCO, were materially false and misleading. The Registration Statements and Prospectus misled the investing public regarding the accuracy and reliability of PCO's financial statements and other financial information contained in the Prospectuses, and failed to disclose the true state of PCO's internal controls. Plaintiff also alleges that the directors of PCO breached their fiduciary duties to the shareholders in agreeing to the transaction with Trilogy Software. In addition, plaintiff alleges that the Tender Offer Materials issued in connection with the tender of Trilogy for PCO stock was materially false and misleading.

                            JURISDICTION AND VENUE
                            ----------------------

     2. This court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. (SS) 1331, 1337 and Section 27 of the Securities Exchange Act of 1934 (the "Exchange Act")(15 U.S.C. (S) 78aa) and Section 22 of the Securities Act of 1933 (the"Securities Act")(15 U.S.C. (S) 77V).

     3. This action arises under Section 14 of the Exchange Act (15 U.S.C.78o), and Section 11 of the Securities Act (15 U.S.C. (S) 77k).

     4. Venue is proper in this District pursuant to Section 27 of the Exchange act (15 U.S.C. (S) 78aa) and 28 U.S.C.(S) 1391(b), (c)and (d) because one more of the Defendants resided, transacted business, were found, and/or had agents in this District, and because a substantial part of the events giving rise to Plainfiff's claims occured in this District

     5. In connection with the facts and omissions alleged in this complaint, Defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including, but not limited to, the mails, interstate telephone communications, and the facilities of the national securities markets.

                                    PARTIES
                                    -------

     6. Plaintiff Jerry Krim resides at 4623 North Carlin Springs Rd., Arlington, Virginia 22203 and as is shown in the attached Certificate acquired 100 shares of the common stock of PCO at $45 1/16 per share on December 14, 1999 issued pursuant to or traceable to a Registration Statements dated February 25, 1999 and November 22, 1999 and has held those shares up to and including the present date.

     7. Defendant PCO provides e-commerce solutions that enable the computer industry's suppliers, resellers and end-users to buy and sell computer products online. PCO is duly organized and existing under the laws of the State of Delaware and may be served with process at 5001 Plaza on the Lake, Austin, Travis County, Texas 78746.

     8. Defendant Ross A. Cooley ("Cooley") is, and at all relevant times has been, the Chairman of PCO's Board of Directors, as well as Chief Executive Officer of PCO and is a resident of Austin, Travis County, Texas and may be served with process at 5001 Plaza on the Lake, Austin, Travis County, Texas 78746. Cooley signed the registration statements which are the subject of Count I of this action.

     9. Defendant Joseph A. Liemandt ("Liemandt") is, and at all relevant times has been, a director of PCO. Liemandt is also the founder, Chairman, President, and Chief Executive Officer of Trilogy and may be served with process at 5001 Plaza on the Lake, Austin, Travis County, Texas 78746. Liemandt signed the registration statements which are the subject of Count I of this action.

     10. Defendant Robert W. Stearns ("Stearns") is, and at all relevant times, has been, a director of PCO may be served with process at 5001 Plaza on the Lake, Austin, Travis

County, Texas 78746. Sterns signed the registration statements which are the subject of Count I of this action.

     11. Defendant Linwood A. Lacy, Jr. ("Lacy") is, and at all relevant times, has been a director of PCO and may be served with process at 5001 Plaza on the Lake, Austin, Travis County, Texas 78746. Lacy signed the registration statements which are the subject of Count I of this action.

     12. Defendant Peter J. Barris ("Barris") is, and at all relevant times, has been a director of PCO and may be served with process at 5001 Plaza on the Lake, Austin, Travis County, Texas 78746. Barris signed the registration statements which are the subject of County I of this action.

     13. Defendants Cooley, Liemandt Stearns, Lacy and Barris are sometimes hereto referred to collectively as the Individual Defendants.

     14. Defendant Trilogy Software, Inc. ("Trilogy") owns or controls a majority of PCO's outstanding shares of common stock and may be served with process by serving CT Corporation, 350 N. St. Paul, Dallas, Dallas County, Texas 75201.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

     15. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Federal Rules of Civil Procedure, on behalf of all persons who acquired the common stock of PCO pursuant to the registration statement dated February 25, 1999 or November 22, 1999 or who purchased PCO stock in the aftermarket that are traceable to the Registration Statements. Plaintiff also brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of a subclass of all security holders of the

Company, who are or will be threatened with injury arising from defendants' actions as more fully described herein and who were entitle to tender their shares of PCO pursuant to an Offer to Purchase for Cash Any and All Outstanding Shares of Class A Common Stock of pcOrder.com, Inc., at $6.375 Net Per share by Trilogy Software, Inc., dated November 6, 2000.

     16.  This action is properly maintainable as a class action.

     17. The Class is so numerous that joinder of all members is impracticable. There are approximately 16.9 million shares of PCO common stock outstanding, of which approximately 5.4 million are owned by hundreds of persons not affiliated with PCO.

     18. There are questions of law and fact which are common to the Class including inter alia, the following:

     (a)  whether the Defendants violated Section 11 of the Securities Act;

     (b) whether the Registration Statements and Prospectuses omitted and/or misrepresented material facts;

     (c) whether the Tender Offer materials issued by Trilogy misrepresented material facts or omitted to state facts necessary to make the statements made not materially misleading;

     (d) whether Defendants breached their fiduciary duties to plaintiff and the other members of the class in connection with the acquisition of PCO by Trilogy

     (e) whether the members of the Class have sustained damages as a result of defendants' conduct; the proper measure of such damages.

     19. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the Class, and plaintiff has the same interests as do the members of the Class. Plaintiff will fairly and adequately represent the Class.

     20. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants; or would create a risk of adjudications with respect of individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members, not parties to the adjudications or substantially impair or impede their ability to protect their interests.

     21. Defendants have acted in a manner which affects plaintiff and all members of the Class alike, thereby making appropriate the relief requested with respect to the Class as a whole.

                           CONTROL PERSON LIABILITY
                           ------------------------

     22. Defendants Cooley, Liemandt, and Trilogy by reason of their positions with PCO and board membership or ability to appoint board members, were controlling persons of the Company and had the power and influence, and exercised the same, to cause PCO to engage in the conduct complained of herein. Thus, Cooley, Liemandt, and Trilogy controlled the public dissemination of the materially false and misleading information in the Registration Statement and were controlling persons of the Company as set forth in Section 15 of the Securities Act.

                   INAPPLICABILITY OF STATUTORY SAFE HARBOR
                   ----------------------------------------

     23. The statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the statements alleged to be false or misleading in this Complaint, to the extent they were intended to be or could be construed as forward-looking in nature (the "forward-looking statements"). None of the statements alleged to be materially false or misleading, pleaded herein were identified as forward-looking statements when made (either expressly or by implication). Nor did meaningful cautionary statements identifying important factors that cause actual results to differ materially accompany those statements. Alternatively, to the extent that the statutory safe harbor does not apply to any forward-looking statements pleaded herein, Defendants are liable for those false forward-looking statements because, at the time each of those false forward-looking statements was made, the speaker knew the statement was false and the statement was authorized and/or approved by an executive officer at PCO who knew that those statements were false when made.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

     24. On March 3, 1999, PCO, caused a Registration Statement pursuant to Rule 424(b) 4 to be filed for issuance of stock to the public through an Initial Public Offering (the "IPO").

     25. The IPO consisted of 2,200,000 shares of Class A Common Stock to be offered at a price of $21.00 per share to be traded on the Nasdaq National Market under the symbol "PCOR".

     26. The Registration Statement for the IPO contained a Prospectus ("March, 1999 Prospectus") which discussed, among other things, PCO's business, management, outlook and finances.

     26. The March 1999, Prospectus disclosed that Operating Expenses for research and development expenses were $4.3 million for fiscal 1998, selling and marketing expenses were $12.2 million in fiscal 1998 and General and Administrative expenses were $3.7 million in fiscal 1998.

     27. The March 1999 Prospectus omitted the material fact that until early 2000,

PCO did not have a budget or expense controls so that any reports of expenses incurred was unreliable.

     28. Under the category of Operating Expenses, the March 1999 Prospectus stated:

          Research and Development. Research and Development expenses decreased marginally from $1.2 million in 1996 to $1.1 million in 1997, representing 20% and 11% of total revenues, respectively. The decrease as a percentage of revenues was due primarily to the completion of the development of certain of the company's products as such products became available for sale and deployment in 1997. As a result, research and development expenses in absolute dollars remained relatively flat from 1996 to 1997.

          Selling and Marketing. Selling and marketing expenses increased 88% from $2.6 million in 1996 to $4.8 million in 1997, representing 43% and 45% of total revenues, respectively. The increase in absolute dollars was due primarily to increases in personnel and expenditures relating to the Company's sales and marketing organization and activities.

          General and Administrative. General and administrative expenses increased 147% from $726,000 in 1996 to $1.8 million in 1997, representing 12% and 17% of total revenue, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to increased personnel and facility expenses necessary to support the company's growth.

     29. These representations of Operating Expenses were materially misleading because PCO did not have the ability to report meaningful operating financial information on a timely manner, Operating Expenses could not be accurately determined.

     30. The March 1999 Prospectus also provided a Statement of Operations Data for the eight quarters ended December 1998.

     31. These representations of Operating Expenses are materially misleading because PCO did not have the ability to report meaningful operating financial information on a timely manner therefor, Operating Expenses could not be accurately determined and therefore are unreliable.

     32. The materially misleading Operating Expense Data caused the net income figures, Statement of Cash Flows and the Balance Sheet to be unreliable and thus materially misleading.

     33. On November 10, 1999, PCO caused another Registration Statement to be filed, offering another 3,000,000 shares of Class A Common Stock to the public at a price of $53.31 per share. The co-lead underwriters of this offering were Goldman, Sachs & Co., Credit Suisse First Boston, SG Cowen and Pacific Growth Equities.

     34. The Registration Statement contained a Prospectus ("December 1999 Prospectus"), the final version of which was dated December 8, 1999 ("December 1999 Prospectus"), which discussed among other things, PCO's business, management, outlook and finances.

     35. The December 1999 Prospectus disclosed that Operating Expenses for research and development expenses were $4.3 million for fiscal 1998, selling and marketing expenses were $12.2 million in fiscal 1998 and General and Administrative expenses were $3.7 million in fiscal 1998.

     36. The December 1999, Prospectus also, as the March 1999 Prospectus did, omitted the material fact that until early 2000, PCO did not have a budget or expense controls.

     37. Under the Category of Operating Expenses, Comparison of 1996 and 1997 the December 1999, Prospectus stated:

          Research and Development, Research and Development expenses decreased marginally from $1.2 million in 1996 to $1.1 million in 1997, representing 20% and 11% of total revenues, respectively. The decrease as a percentage of revenues was due primarily to the completion of the development of certain of the company's products as such products became available for sale and deployment in 1997. As a result, research and development expenses in absolute dollars remained relatively flat from 1996 to 1997.

          Selling and Marketing. Selling and marketing expenses increased 88% from $2.6 million in 1996 to 4.8 million in 1997, representing 43% and 45% of total revenues, respectively. The increase in absolute dollars was due primarily to increases in personnel and expenditures relating to the Company's sales and marketing organization and activities.

          General and Administrative. General and administrative expenses increased 147% from $726,000 in 1996 to $1.8 million in 1997, representing 12% and 17% of total revenue, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to increased personnel and facility expenses necessary to support the company's growth.


     38. The representations of Operating Expenses are misleading because PCO still did not have the ability to report meaningful operating financial information on a timely manner as such Operating Expenses could not be accurately determined.

     39. The December 1999 Prospectus also provided a Statement of Operations Data for the year ended December 31, 1998 and for the nine months ended September 30, 1999.

     40. These representations of operating expenses were also misleading because PCO still did not have the ability to report meaningful operating financial information on a timely manner as such operating expenses could not be accurately determined.

     41. The misleading operating expenses data caused the Net Income Figures, Statement of Cash Flows and the Balance Sheet to be misrepresented.

          42. The Registration Statements and Prospectuses also violated Regulation S-K, a regulation for which Form S-1 requires compliance. In particular, the Registration Statements and Prospectuses violate Item 303(a)(3)(ii), which requires the registrant to:

               Describe any known trends or uncertainties that have had or that the registrant reasonably expects will have a material favorable or unfavorable impact on net sales or revenues or income from continuing operations. If the registrant knows of events that will cause a material change in the relationship between costs and revenues (such as known future increases in costs of labor or materials or price increases or inventory adjustments), the change in the relationship shall be disclosed

          43. The Registrations Statements violated Item 303(a)(3)(ii) since they failed to describe the uncertainties concerning the company's lack of internal controls related to budgeting, expenses and reporting operating financial information.

          44. The sum of the shares offered in March 1999 and December 1999 Prospectuses are the total of shares offered to the public, and both Prospectuses were materially false and misleading when issued.

          45. On October 25, 2000, PCO issued a press release announcing that it had reached an agreement with Trilogy whereunder Trilogy would acquire all of PCO's outstanding shares of Class A Common Stock it does not own or control for a price of $6.375 per share.

          46. There are approximately 6.57 million shares of PCO Class A common stock outstanding and approximately 10.31 million shares of PCO Class B common stock outstanding.

All of PCO's Class B common stock is owned by Trilogy and defendant, Liemandt, giving them an equity of 61.52% in PCO and voting control over PCO.

     47. Trilogy and Liemandt have orchestrated the proposed transaction to freeze out PCO's public shareholders and enable Trilogy to capture PCO's future potential without paying an adequate or fair price to the Company's public shareholders for their stock.

     48. Trilogy timed the announcement of the proposed buyout to place an artificial limit on the market price of PCO stock so that the market would not reflect PCO's improving potential, thereby purporting to justify an unreasonably low price. Indeed, projections released by Trilogy regarding PCO in connection with the Tender Offer indicate that by the fourth quarter of fiscal 2001, PCO will become profitable.

     49. Trilogy has access to internal financial information about PCO, its true value, expected increase in true value and the benefits of 100% ownership of PCO to which plaintiff and the other members of the Class members are not privy. Trilogy is using such inside information to benefit itself in the proposed transaction, to the detriment of PCO's public stockholders.

     50. Trilogy has voting control of the Company and controls its proxy machinery. Trilogy has selected and elected all of PCO's directors who are beholden to Trilogy for their offices and the valuable perquisites which they enjoy therefrom and, therefore, are incapable of projecting the interests of the public shareholders in dealing with Trilogy.

     51. The freeze-out will be effected through a coercive two-step structure, a tender offer, not conditioned on the tender of a minimum number of shares, followed by a merger for untendered shares. Thus, PCO's minority shareholders will be forced to surrender their investment either in the first step or the later second step of the transaction.

     52. On November 6, 2000, Trilogy filed with the SEC Form 14d-1 in connection with a tender offer in connection with the acquisition of PCO. The Tender Offer materials contain among other things, an introduction to the transaction, a discussion of special factors, a description of the tender offer and various schedules and annexes which contain, among other things, the opinion of PCO's financial advisor Dain Rauscher Wessels and a presentation made by Trilogy's financial advisor SG Cowen

     53. According to the Tender Offer materials SG Cowen met with PCO's senior management team and discussed with them the Company's current business and strategy; and reviewed its publicly filed information and financial projections provided by Poseidon's management on October 3, 2000.

     54. In connection with the due diligence conducted by SG Cowen in connection with the transaction, "[u]ntil early 2000, Poseidon (code name for PCO) did not have a budget, expense controls or an ability to report meaningful operating financial information on a timely manner."

     55. While the Tender Offer materials contained projections for PCO, they were materially misleading since they did not contain projections for any year past the year 2001, which would be material to a reasonable shareholder of PCO given the possible turn around apparent beginning no later than the fourth quarter of 2001, so the shareholder could assess the reasonableness of the Tender Offer consideration. Moreover, the Tender Offer materials fail to disclose whether the PCO board or special committee considered such projections in considering their approval of the transaction.

     56. The Tender Offer materials also failed to provide a breakdown of the value for PCO's software and customer base which are valuable assets and which value it would be important for a reasonable shareholder to consider in deciding whether or not to tender his or her shares.

     57. The Tender Offer materials also failed to provide a liquidation analysis, which if provided would have demonstrated that the liquidation value of PCO is substantially in excess of the $6.375 consideration offered by Trilogy and agreed to by PCO.

     58. Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class to the irreparable harm of the members of the subclass who own outstanding shares of Class A Common Stock Trilogy does not own or control, for a price of $6.375 per share.

                                    COUNT I

                     Against All Defendants Except Trilogy
           For Violation of Section 11 of the Securities Act of 1933
           ---------------------------------------------------------

     59. Plaintiff repeats and realleges paragraphs 1 through 58 as if fully set forth herein except to the extent that such paragraphs may be deemed to allege that the Defendants on this count acted with intent to defraud with respect to the untrue statements of material fact in, or omissions of material fact necessary to make that which was disclosed not misleading from, the Registration Statements and Prospectuses.

     60. PCO is named as the issuer of the PCOrder.com, Inc. common shares offered pursuant to Registration Statements filed with the SEC on or about March 3, 1999 and December 8, 1999. Cooley is named in this Count as a person who holds a position equivalent to director of PCOrder.Com, Inc. on the date the Registration Statements became effective, and as a person who signed the Registration Statements.

     61. As set forth above, there were untrue statements of material fact, or omission of material fact from, the Registration Statements.

     62. This action is brought within one year after discovery of the untrue statements and omissions in and from the Registration Statements should have been made in the exercise of reasonable diligence, and within three years of the effective date of the Registration Statements.

     63. By virtue of the foregoing, Plaintiff and the other members of the class are entitled to damages under Section 11 as measured by the provisions of
Section 11(e), from the Defendants, each jointly and severally.

                                   COUNT II

                     Against Cooley, Liemandt, and Trilogy
               For Violation of Section 15 of the Securities Act
               -------------------------------------------------

     64. Plaintiff repeats and realleges paragraphs 1 through 63 as if fully set forth herein except to the extent that any such paragraphs may be deemed to allege that the Defendants acted with intent to defraud with respect to the misrepresentations contained in the Registration Statements and Prospectuses.

     65. Defendant Cooley is alleged to be a Control Person with respect to the Offerings of PCO Shares either by or through stock ownership, agency or otherwise.

     66. Because of his position of control with respect to the Offerings and his knowledge of PCO'S business, he is a control person within the meaning of
Section 15 of the Securities Act. Defendant Cooley is alleged to be a Control Person with respect to the Offerings of PCO Shares either by or through stock ownership, agency or otherwise.

     67. Defendant Liemandt is alleged to be a Control Person with respect to the Offerings of PCO Shares either by or through stock ownership, agency or otherwise.

     68. Because of his position of control with respect to the Offerings and his knowledge of PCO'S business, he is a control person within the meaning of
Section 15 of the Securities Act.

     69. Defendant Trilogy is alleged to be a Control Person with respect to the Offerings of PCO Shares either by or through stock ownership, agency or otherwise.

     70. Because of its position of control with respect to the Offerings and its knowledge of PCO'S business, it is a control person within the meaning of
Section 15 of the Securities Act.

     71. By virtue of the foregoing, Plaintiff and the other members of the Class are entitled to damages against Cooley, Liemandt and Trilogy.

                                   COUNT III

                      Against Trilogy for Violations of
                     Section 14(d)(1) of the Exchange Act
                     ------------------------------------

     72. Plaintiff repeats and realleges paragraphs 1 to 58, as if fully set forth herein except to the extent that such paragraphs may be deemed to allege that the Defendants on this count acted knowingly or recklessly or with an intent to defraud with respect to the untrue statements of material fact in, or omissions of material fact necessary to make that which was disclosed not misleading from, the Proxy Statement. This Count is brought pursuant to Section 14(d) of the Exchange Act [15 U.S.C.(S)78n(d)] on behalf of all PCO shareholders who were eligible to tender their shares pursuant to the Tender Offer set forth above

     73. The defendant named herein violated Section 14(d)(1) in that this defendant issued a tender offer statement that contained statements which, at the time and in the light of the circumstances under which they were made, were materially false and misleading with respect to material facts, and omitted to state material facts necessary in order to make the statements therein not false or misleading and did not otherwise comply with the statute.

     74. As a result, the Plaintiff and the other members of the subclass were denied the opportunity to make an informed decision in whether or not to tender their shares of PCO stock in connection with the Tender Offer described above.

     75. The members of the class have suffered damages as a result of the issuance of a Offer to Purchase in violation of Section 14(d)(1) of the Exchange Act.

                                   COUNT IV
             For Breach of  Fiduciary Duty and Aiding and Abetting
             -----------------------------------------------------

     76. Plaintiff repeats and realleges paragraphs 1 to 58, as if fully set forth herein except to the extent that such paragraphs may be deemed to allege that the Defendants on this count acted knowingly or recklessly or with an intent to defraud with respect to their conduct in agreeing to the acquisition of PCO by Trilogy.

     77. The Individual Defendants by virtue of their positions as directors of PCO, owe fiduciary duties to PCO's shareholders including the highest duties of fairness, good faith, loyalty and care. These duties include, but are not limited to, the obligation to inform themselves adequately and to seek and consider and fairly evaluate all offers for PCO as a whole or for its assets, and not to place their self-interest ahead of the interests of PCO shareholders.

     78. As directors of PCO, the Individual Defendants were and are under a duty to fully inform themselves before taking action, or agreeing to refrain from taking action, to elicit, promote, consider and evaluate reasonable and bona fide offers for PCO, as a whole or for its assets, and to ensure that a
---------
"level" playing field exists. These fiduciary obligations were breached and were not fulfilled by the Individual Defendants, who favored Trilogy in order to quickly close a deal to the exclusion of all other potential bidders.

     79. The Individual Defendants breached their fiduciary duties by, among other things, (a) failing to fully inform themselves about available alternatives to the Trilogy acquisition, (b) failing to implement fair and equal procedures to encourage competing bids, (c) engaging in a process to prevent or discourage competing bidders from providing the best value available to the PCO's shareholders, (d) failing to seek the transaction offering the best value reasonably available, and (e) failing to consider the likelihood of PCO's improving financial condition in the near future in approving a transaction for only $6.375 per share.

     80. Trilogy aided and abetted the Individual Defendants' breaches of fiduciary duties by knowingly rendering substantial assistance to them in the course of furthering their breaches of fiduciary duties and is thus liable to plaintiff and the other members of the subclass for its conduct.

     81. As a direct and proximate result of the Individual Defendants' breaches of their fiduciary duties of care, loyalty and fairness, and the aiding and abetting of Trilogy, plaintiff and the other members of the Class have suffered and will suffer harm.

     82.  Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff prays for judgement and relief as follows:

     (a) Ordering that this action may be maintained as a class action and certifying the class and subclass and certifying the plaintiff as the representative of the class and subclass;

     (b)  Ordering expedited discovery;

     (c) Preliminarily and permanently enjoying defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

     (d) In the event the proposed buyout is consummated, rescinding it and setting it aside;

     (e) Ordering Trilogy to disseminate corrected Tender Offer materials;

     (f) Against Defendants, jointly and severally for damages suffered, as a result of defendants' violation of the securities laws;

     (g) Awarding Plaintiff and the members of the Class prejudgment and post-judgment interest;

     (h) Awarding plaintiff the costs of this action, including reasonable allowances for plaintiff's attorneys' and experts' fees; and

     (i) For such other and further relief as plaintiff and the other members of the class and subclass may show themselves entitled to receive.

December 4, 2000

                                                  Respectfully submitted,

                                                  ORGAIN, BELL & TUCKER, L.L.P.
                                                  470 Orleans
                                                  Beaumont, TX 77701
                                                  Telephone: (409)838-6412
                                                  Fax: (409)838-6959

                                                  /s/ J. Hoke Peacock II
                                                  -------------------------
                                                  J. Hoke Peacock II
                                                  State Bar No. 15678000

                                                  ATTORNEYS FOR PLAINTIFF


OF COUNSEL:
Harvey Greenfield
LAW FIRM OF HARVEY GREENFIELD
60 E. 42/nd/ Street

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New York, New York 10165
Telephone: (212)949-5500
Fax: (212)949-0049

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